UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2014

Respect Your Universe, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-54885	20-0641026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 North Russell Street Portland, Oregon	97227
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  877-798-8326

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 1, 2014, we appointed Marcello Leone as the Chief Executive Officer and Chairman of the Board of our company.  Also on that date, Craig Brod ceased to be the Chief Executive Officer of our company. Mr. Brod’s departure was not as a result of a disagreement with our company on any matter relating to our operations, policies or practice.

Biography

Marcello Leone

Marcello Leone is highly regarded as a visionary in the fashion industry. Mr. Leone's entrepreneurial spirit is led by his strategic vision, strong leadership and organization, and supported by his ability to raise capital. Mr. Leone has been involved with RYU since mid-2011, as an investor. Over the past three years, Mr. Leone founded Naturo Group Investments Inc. Through 2009, Mr. Leone was instrumental for over 16 years operating one of Canada's largest and most successful independent specialty stores known as LEONE (www.leone.ca). LEONE, located in Vancouver, British Columbia, represents over 30,000 square feet of luxury brands. Mr. Leone was responsible for the development of new product lines, guiding the buying team, and daily operational duties for LEONE and L2. Led by Mr. Leone and its management team, LEONE has been recognized as one of North America's leading retailers as quoted in Vogue Italy. Mr. Leone is active in charity work, having raised over $1 million for various charities.

Family Relationships

Other than as described below, there are no family relationships among our directors or officers.

Marcello Leone is the son of Maria Leone.

Certain Related Transactions and Relationships

Since our the beginning of our fiscal year ended December 31, 2013 and other as disclosed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which Marcello Leone or any member of the immediate family of Marcello Leone has had or will have a direct or indirect material interest.

In April 2014, we issued an unsecured promissory note to a company controlled by Marcello Leone. The principle amount of the note is $30,000 and bears interest at 15% per annum with a minimum payment of $2,000. The note was repaid in April 2014, including $2,000 of interest expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Respect Your Universe, Inc.

Dated:	August 6, 2014

By:	/s/ Marcello Leone
Marcello Leone
Chief Financial Officer, President and Director